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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 000-22237

                                  PALEX, INC.
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             (Exact name of registrant as specified in its charter)

                              6829 Flintlock Road
                             Houston, Texas 77040
                                (713) 332-6145
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(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                         Common Stock, $.01 par value
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: none; registrant became a wholly owned subsidiary of IFCO Systems N.V. pursuant to a merger of registrant with a wholly owned subsidiary of IFCO Systems N.V.

Pursuant to the requirements of the Securities Exchange Act of 1934, IFCO Systems N.V., as successor issuer to PalEx, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        IFCO SYSTEMS N.V.

DATE:  March 21, 2000                   By:  /s/ VANCE K. MAULTSBY, JR.
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                                           Vance K. Maultsby, Jr.
                                           Executive Vice President, Strategy
                                            and Finance